Exhibit 99.1

One Horizon Group Announces Third Quarter 2015 Financial and Operational Results, Provides Monetization Update

LIMERICK, IRELAND -- (Nov 16, 2015) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon", "We" or the "Company"), which operates its own Chinese retail VoIP service, branded Aishuo, and develops and licenses a bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smartphones, today announced financial and operational results for the three and nine months ended September 30, 2015. The Company also provided a monetization update with a focus on its Aishuo App business.

Operational Highlights for the Quarter

●	Quarter on quarter revenue growth of 195% from $108k to $319k.

●	Signed a new New York based licensee, Roam Frii LLC (roamfrii.com), which officially launched its Wi-Fi calling platform “Roam Frii” during the quarter.

●	In September, the Company successfully completed a $3 million financing.

●	Initiation of analyst coverage by Ashok Kumar, Head of Technology Research with Aegis Capital Corporation.

Aishuo Highlights for the Quarter

●
As of November 13 logged over 11 million downloads of Aishuo, representing a quarter over quarter growth of 57%. Aishuo is now ~75% of the way to the 24 month download goal after launching 9 months ago.

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Aishuo’s quarter over quarter revenue growth of 129% from $7k to $16k in a marketplace dominated by free app-to-app calls giving an early indication of the revenue opportunities for the Company’s high quality mobile VoIP service in China as it grows through 2016 and 2017.

●	During the quarter Aishuo added services and features to drive adoption and growth:

o
Voicemail service: If a call arrives when the Aishuo user is busy or offline, the caller will receive a personal greeting recorded by the user in the App. The caller can proceed to leave a voicemail regardless of what phone the caller or user is using. The voicemail will be delivered immediately when the user is available.

o
Multi-User Family-Phone: A support service allowing a whole family to share one registered account on separate devices without any limitation on the number of members. Within a multi-user family-phone service, family members can be accessed on their own devices by one rented fixed line telephone number from inside Aishuo and can share call credit amongst each other.

o
Capability to continue an Aishuo call while moving between 3G and Wi-Fi: Seamless call radio hand-off as standard on Apple iOS and Android Apps. Traditional Voice over IP services will drop a telephone call when the Internet connection is replaced.

●	Signed cooperation agreement to trial Aishuo with YTO Express, China’s largest logistics company with over 12,500 pick-up points with over 180,000 employees servicing more than 2,300 cities in China.

"During the third quarter, and since our launch in February, we have seen tremendous growth in Aishuo downloads, and coupled with the doubling of Aishuo’s quarterly revenues we are seeing early indications of how our unique mobile VoIP service is being adopted,” said Founder and CEO Brian Collins. “Being so far ahead of pace, without exceeding our cost framework and without diluting existing ownership, has positioned us well to exceed our initial internal estimates of market share, monetization, and most importantly, total shareholder return.

“Downloads and in-app credit-purchases are being driven by our strong VoIP technology feature set which continues to evolve, now with voicemail, multi-user family support, and 3G to Wi-Fi transition capabilities. Our platform in which users can pay for high-quality calls to landlines and mobiles, while having an individual number for reciprocal communication, is a key differentiator. This feature is nearly unprecedented in China and we’re already seeing the effects of this, even without being entirely focused on the mid to lower monetization funnel. These downloads represent a significant user base for us to continue to monetize and drive multiple revenue streams as we scale up our complementary paid services to the App.

“Accomplishing our downloads goal, while still in the early stages of the space’s maturation, is paramount to our long-term success as we feel users are cheaper to acquire early in spatial development, with higher retention longer-term. We realize we are still in user aggregation mode and that the focus is still very much at the top of the monetization funnel. We are optimistic that as our users transition down the monetization funnel, we will realize at least industry standard annual ARPU. At only industry standard ARPU our monetization efforts of Aishuo as-is, without further revenue channels being leveraged or further product roadmap development, will very clearly distinguish our app and differentiate our broader model from those in the space. High and increasing download rates speak well to the prospect of generating strong monetization figures, and we will remain focused on maintaining both. Again, being well ahead of download pace will allow us more time to focus on monetization by the completion of our stated 24 month expansion period.

“Finally, our success is also being supported by the high caliber partnerships and licensees who are utilizing our technology both in the US and abroad. Moving forward, we will continue to focus on adding new features to attract and convert users to paid subscribers, as well as expand our list of partnerships to solidify our growth.”

Third Quarter 2015 Financial Results

Revenue for the three months ended September 30, 2015 was $0.3 million compared to $0.1 million during the three months ended June 30, 2015, an increase over greater than 100%. Revenue was down from $1.6 million in three months ended September 30, 2014. The decrease was primarily due to the shift in the business to concentrate on the roll out of the B2C business in China through the Aishuo App. This roll out has gained over 11 million downloads, has greatly increased One Horizon's exposure and overall recognition, and has allowed the Company to take market share and acquire customers in what the Company believes will be an increasingly competitive user marketplace. Chinese driven revenues were up more than 100% sequentially in the three months ended September 30, 2015 to ~$16,000 from ~$7,000 during the three months ended June 30, 2015, the first quarter of monetization availability from Aishuo. Management expects Aishuo revenue to continue to accelerate.

Gross profit for the third quarter of 2015 was ($0.2) million as compared to $0.9 million for the three months ended September 30, 2014. The decrease was mainly due to the reduced revenue. The gross profit reflects the amortization charge relating to the capitalized software development costs of approximately $483,000 and $477,000 for the quarters ended September 30, 2015 and September 30, 2014 respectively. Moving forward, management expects that gross profit will begin to increase with the growth in the Company's business in China.

Operating expenses for the three months ended September 30, 2015 and 2014 were approximately $1.3 million. The Company does not expect operating costs to rise significantly until revenue grows following the increase of end users.

Net loss and net loss per share attributable to common stockholders for the three months ended September 30, 2015 were $1.6 million and $0.05 per share, respectively, compared to a net loss of $0.4 million and a net loss per share of $0.01 during the same period in 2014. The weighted average shares outstanding were 34.6 million for the three months ended September 30, 2015.

Nine Months 2015 Financial Results

Revenues for the nine months ended September 30, 2015 were $1.2 million compared to $4.1 million in the same period in 2014. Gross profit was ($0.5) million and $2.3 million for the first nine months of 2015 and 2014, respectively. The gross profit reflects the amortization charge relating to the capitalized software development costs of approximately $1.575 million and $1.466 million for the nine months ended September 30, 2015 and September 30, 2014 respectively.

Operating expenses were $3.2 million for the first nine months of 2015 compared to $3.7 million in the first nine months of 2014.

Net loss and net loss per share attributable to common stockholders for the nine months ended September 30, 2015 were $4.1 million and $0.12, respectively, compared to a net loss of $1.3 million and a net loss per share of $0.04 during the same period in 2014. The weighted average shares outstanding increased to 33.6 million for the nine months ended September 30, 2015 from 33.0 million for the first nine months of 2014.

Financial Condition

The Company had $2.6 million in cash as of September 30, 2015. The Company had $22.9 million of assets and $16.3 million stockholders' equity as of September 30, 2015. Cash outflows from operations were $1.7 million for the nine months ended September 30, 2015.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit www.onehorizongroup.com

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:
Ted Haberfield
MZ Group
President - MZ North America
Direct: 760-755-2716
Mobile: 858-204-5055
www.mzgroup.us